Exhibit 5.1

12 January 2026

Our Ref:	MPF:5754-01

Contact:	Mark Foster
Partner
mfoster@steinpag.com.au

Braiin Limited 283 Rokeby Road SUBIACO WA 6008

Dear Directors,

LEGAL OPINION – Brain limited

1.	background

We act as the Australian legal adviser to Braiin Limited (ACN 660 713 093) (Braiin or Company)

Braiin a company incorporated in Australia, and we have been asked to provide this legal opinion to you with regard to the upcoming registration of the fully paid ordinary shares in Braiin (Ordinary Shares) an Australian foreign private issuer pursuant to the Company’s Registration Statement on Form F-1 and accompanying prospectus (Prospectus), filed with the Securities and Exchange Commission under the US Securities Act of 1933, as amended (Registration Statement).

This opinion may be used by you as an exhibit to the Registration Statement.

2.	documents

For the purpose of issuing this opinion we have undertaken the following searches and examined and relied on the documents described below at sub-paragraphs (a) and (b) signed copies of the following documents only and have examined no other documents or records and undertaken no other enquiries:

(a)	a search of the Australian Securities and Investments Commissions register completed for Braiin on 12 January 2026 (ASIC Search); and

(b)	the constitution of the Company adopted by special resolution of the Company’s shareholders (Constitution).

The ASIC Search and the Constitution are herein referred to as the Materials.

3.	Assumptions and Qualifications

This opinion is given on the basis of, and must be read subject to, the assumptions set out in Schedule 1 (Assumptions) and is subject to the limitations, reservations and qualifications set out in section 6 and Schedule 2 (Qualifications). This opinion is strictly limited to the matters stated in section 5 of this opinion and does not extend to any other matters.

We are not aware of any matters which would indicate that any of the Assumptions are incorrect and no person entitled to rely on this opinion is aware that any assumption made by us is incorrect.

We have not made any independent investigations with respect to the matters the subject of the Assumptions.

This opinion relates to the laws of Australia in force at the date of this opinion. We do not express or imply any opinion as to the laws of any other jurisdiction.

Legal Opinion | Braiin Limited	12 January 2026

4.	Australian legal opinion

Based solely upon the foregoing Assumptions and Qualifications:

4.1	Status of Braiin as an Australian company

The Company is validly incorporated, organised and subsisting in accordance with the applicable corporations laws of Western Australia and the applicable corporations laws of the Commonwealth of Australia (Relevant Law).

4.2	Status of Ordinary Shares

Braiin’s Ordinary Shares are and have been freely transferable since issuance per Australian law.

The Ordinary Shares covered by the Registration Statement, when issued, will, when sold, be legally issued, free trading, and will entitle the holders thereof to all the rights specified within the Registration Statement.

5.	Limits of opinion

(a)	This opinion relates on to Relevant Law as currently applied and interpreted by the Australian courts by reference to decisions which have bene officially reported as at the date of this opinion.

(b)	We express no opinion on the laws of any other jurisdiction and no opinion on matters of fact. To the extent that the laws of any other jurisdiction may be relevant (particularly the laws of the United States of America), this opinion is subject to the effect of those laws.

The opinions expressed above are given as at the date below, and we have no obligation to update this opinion should the law applicable to any opinions expressed above change after the date of this opinion.

We are not responsible for, and have not provided, any advice on the legal effect of the limits of the Assumptions or Qualifications set out in this opinion. Persons entitled to rely on this opinion should obtain their own legal advice on the effect, completeness and extent of application of the limits of those Assumptions and Qualifications.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is given on 12 January 2026.

/s/ STEINEPREIS PAGANIN

STEINEPREIS PAGANIN

Schedule 1 - assumptions

This opinion must be read subject to the following assumptions:

(a)	the Materials examined by us conform to the originals, are genuine, complete, up to date, accurate and have not been amended, rescinded, terminated or revoked. No amendments or waivers have been made to such documents which are not incorporated into such copies;

(b)	all factual matters stated in the Materials are true and correct;

(c)	the records held by ASIC in respect of the Company are complete and up to date. There is no information which should have been disclosed by the register maintained by ASIC which has not been disclosed for any reason and there has been no alternation in the status or condition of the Company since the date that the ASIC Search;

(d)	no liquidator, administrator, receiver, receiver and manager or like officer has been appointed to the Company or any of its subsidiaries (Group Company) or in respect of any of its assets and no Group Company has been wound up or obtained protection from its creditors under any applicable laws;

(e)	the Materials to which we have referred in this opinion remain accurate and in full force and effect, and there have been no variations to any such Materials;

(f)	there are no facts or circumstances in existence and no events have occurred which would by reason of fraud or misrepresentation on the part of any of the parties to them render any of the Materials void or voidable or repudiated or frustrated or capable of rescission and there is no other fact, matter or document which would or might affect this opinion and which was not revealed by the documents examined or the searches and enquiries made;

(g)	save as specifically provided in this opinion, we have not made any independent investigation, search or enquiry; and

(h)	this opinion is strictly limited to the matters stated in this letter and is not to be read as extending, by implication or otherwise, to any other matter.

schedule 2 – reservations

The opinions expressed herein are subject to the following limitations and qualifications:

(a)	this opinion relates only to the laws of Australia in force at the time of giving this opinion. We neither express nor imply any opinion as to, and have not made any investigation of, the laws of any other jurisdiction. Specifically, we have made no investigation and neither express nor imply any opinion as to the legality of the documents in relation to jurisdictions outside Australia. We are under, and assume, no obligation to inform any person of, or of the effect of, any future changes to those or any other laws;

(b)	we have not been responsible for investigating or verifying the completeness, accuracy, materiality or relevance of any facts or statements of fact or the reasonableness or pertinence of any statement of fact or whether any facts or statements of fact have not been disclosed or whether there are, or are not, reasonable grounds for any opinion or statement as to any future matter or whether or not the person making the statement or expressing the opinion believes it to be complete, accurate, material or relevant; and

(c)	we have assumed that the information provided in the ASIC Search is complete, accurate and up to date, however, the register maintained by ASIC in respect of the Company may be unreliable and there may be a time-lag between the occurrence of an event and its notification to, and subsequent appearance on, the records of ASIC.

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